Ian. K Walsh
President and Chief Executive Officer

Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1
Bloomfield, CT USA

www.kaman.com

November 16, 2020

Mr. Gregory T. Troy
Senior Vice President – Human Resources &
Chief Human Resources Officer
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002

Re: Retirement and Consulting Letter Agreement

Dear Greg:

This Retirement and Consulting Letter Agreement (the “Agreement”) sets forth our agreement regarding your retirement from Kaman Corporation and its related subsidiaries and affiliated entities (collectively, the “Company”), effective January 31, 2021, and service as a consultant thereafter to the Company until June 30, 2021, or such earlier date as may be determined in accordance with the provisions of Section 4 hereof.

1.RETIREMENT. You agree that your last day of employment with the Company will be January 31, 2021 (the “Retirement Date”), and you hereby resign, effective immediately following the Retirement Date, from your positions at the Company, including but not limited to Senior Vice President – Human Resources & Chief Human Resources Officer of Kaman Corporation and all other offices and directorships you hold with the Company or any subsidiary or affiliate thereof without further action on either your part or by the relevant entity. You agree to execute and deliver any documents reasonably necessary to effectuate such resignations, and hereby irrevocably appoint Shawn G. Lisle and Richard S. Smith, Jr., each with the power to act individually with or without the other, to be your attorney-in-fact to execute any such documents and do anything in your name to effect such resignations.

2.TERMINATION OF CHANGE IN CONTROL AGREEMENT. Immediately following the Retirement Date, the Change in Control between you and Kaman Corporation effective April 20, 2016 (the “Change in Control Agreement”) shall terminate, and neither you nor the Company will have any further rights or obligations under the Change in Control Agreement following the Retirement Date.

3.TERMINATION PAYMENTS. In consideration of the covenants and releases contained in this Agreement, your consulting services to the Company, and in lieu of any other payments which may be due under the terms of your employment with the Company, the Company agrees to provide you with the following termination payments:

a.ACCRUED AMOUNTS. The Company shall pay to you at such time or times as required by applicable law or the terms of the applicable Company plan, program, policy or arrangement (i) any unpaid base salary through the Retirement Date; (ii) reimbursement for any unreimbursed expenses incurred through the Retirement Date in accordance with the Company business expense reimbursement policy; and (iii) the other payments and benefits to which you are entitled under the terms of the compensation arrangements and benefit plans or programs (collectively, “Accrued Amounts”).

b.ANNUAL CASH INCENTIVE AWARD FOR 2020 PERFORMANCE PERIOD. You shall be eligible for an annual cash incentive award for the 2020 performance year (January 1, 2020 – December 31, 2020) under the Kaman Corporation Management Incentive Plan (“MIP”), payable at the time and upon such terms that annual cash incentive awards are paid to other senior executives.

c.PRO RATA CASH-BASED LONG-TERM INCENTIVE PLAN AWARDS. Each of your cash-based long-term performance awards under the MIP (“LTIP”) for which the performance period has not yet been completed as of the Retirement Date shall, to the extent earned, be payable according to the terms of the MIP and the applicable LTIP award agreement(s), and at the time that any such LTIP award is paid to other senior executives, such payment to be made on a pro-rata basis (determined by multiplying the amount you would have received based upon actual performance under such awards had your employment continued through the end of the performance period by a fraction, the numerator which is the number of days you remained employed with the Company during the award’s performance period through the Retirement Date and the denominator of which is the total number of days during the award’s performance period).

d.CONTINUATION OF HEALTH BENEFITS. Subject to your continued co-payment of premiums, if required under Company policy, you shall be entitled to continue participation for five months following the Retirement Date in all medical, dental and vision plans which cover you (and your eligible dependents) on a monthly basis upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company. In the event you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection 3.d. shall immediately cease. The continuation of health benefits under this subsection 3.d. shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You and the Company intend that the benefit described in this Section 3.d shall not constitute a “deferral of compensation” under Treas. Reg. Sect. 1.409A- 1(b). For avoidance of doubt, payments made on your behalf under this Section 3.d. will be fully taxable to you and shall be subject to applicable tax withholding obligations, and you will be required to pay to the difference between the cost of applicable COBRA premiums and the after-tax subsidy being provided to you under this Section 3.d. to the COBRA administrator.

e.INELIGIBILITY FOR AWARDS AFTER DECEMBER 31, 2020. You and the Company agree that you will not be eligible to receive or participate in any of the following: (i) an annual cash incentive award under the Kaman Corporation Management Incentive Plan for any performance period commencing on or after January 1, 2021; (ii) a long term incentive plan award under the Kaman Corporation Management Incentive Plan (“LTIP”) for any performance period commencing on or after January 1, 2021; (iii) the Company’s Deferred Compensation Plan for any performance period commencing on or after January 1, 2021; and (iv) any awards or participation rights in any Company equity plans or amendments thereto after December 31, 2020.

f.RELEASE. You and the Company agree that the obligation of the Company to provide you with the benefits set forth in Section 3.d. is conditioned on and subject to your execution of a release substantially in the form attached hereto as Exhibit A (the “Release”) following the Retirement Date and your not revoking the Release within the revocation period set forth in the Release.

4.CONSULTING SERVICES. From February 1, 2021 through June 30, 2021 (the “Consulting Term”), you agree to provide the following consulting services as requested by the Chief Executive Officer of Kaman Corporation for up to thirty (30) hours per month: executive coaching to the Chief Executive Officer and the incoming Chief Human Resources Officer on organizational alignment and human resources strategies for business development; mentoring sessions with the incoming Chief Human Resources Officer; leadership development; and human resources networking and relationship management. During the Consulting Term, the Company shall pay you a fee of $20,000.00 per calendar month, payable within five business days after the end of each month (the “Consulting Fee”).

5.INDEPENDENT CONTRACTOR STATUS. Your status during the Consulting Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. You shall not have the right (express or implied) to act on behalf of the Company or its affiliates. The parties intend that the services provided by you during the Consulting Term will not adversely affect the treatment of your cessation of employment as of the Retirement Date as a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All payments and other consideration made or provided to you under Section 4 of this Agreement shall be made or provided without withholding or deduction of any kind, and you shall assume sole responsibility for discharging all tax or other obligations associated therewith. All other payments described hereunder will be subject to applicable withholding. In your capacity as a consultant to the Company, you shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to active employees of the Company.

6.CONFIDENTIALITY; SCOPE OF DISCLOSURE OBLIGATIONS.

a.You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your consulting services and for the benefit of the Company, during the Consulting Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during the course of your employment with the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that the you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

b.Nothing in this Agreement prohibits you at any time from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.NON-SOLICITATION. You hereby agree that, in consideration of the payments provided for in Section 3 of this Agreement, for the two-year period immediately following the Retirement Date you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which you are not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts you for the primary purpose of securing alternative employment, any action taken by you thereafter shall not be deemed a breach of this Section 7.

8.NON-COMPETITION. You hereby agree that, in consideration of the payments provided in Section 3 of this Agreement, for the two-year period immediately following the Retirement Date, you will not, directly or indirectly, become connected with, become employed by, promote the interest of, or engage in any other business or activity by or on behalf of: (i) RBC Bearings Incorporated or any of its subsidiaries or affiliates; or (ii) Northrop Grumman Corporation or any of its subsidiaries or affiliates.

9.NON-DISPARAGEMENT. Each of you and the Company (for purposes of this Section 9 “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agree not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 9.

10.RETURN OF COMPANY PROPERTY AND RECORDS. You agree that on or before the Retirement Date you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by you containing any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company. Notwithstanding the foregoing, you shall be permitted to keep any Company provided iPhone or iPad that may have been provided to you during the course of your employment as long as it is appropriately wiped clean of any proprietary or confidential data or information pertaining to the Company or its business.

11.ASSIGNMENT OF INVENTIONS. You will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively, “Inventions”), made, conceived, developed, or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or which arise out of your provision of consulting services to the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries. Included herein as if developed during the Consulting Term is any specialized equipment and software developed for use in the business of the Company. All of your right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, you will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

12.EQUITABLE RELIEF AND OTHER REMEDIES. You and the Company acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of Sections 6 through 11 of this Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

13.REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in Sections 6 through 11 of this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of you and the Company that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

14.SECTION 409A COMPLIANCE. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement or any other arrangement between the Executive and the Company shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

15.NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (c) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you: at any address shown on the records of the Company

If to the Company:
Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1
Bloomfield, CT 06002
Attention: Shawn Lisle, General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision; provided, however, that nothing in this Agreement shall adversely affect your entitlement to the Accrued Amounts.

17.PRIOR AGREEMENTS. This Agreement supersedes and replaces any and all prior agreements, including the Change in Control Agreement (collectively, the “Prior Agreements”) between the Company and you. By signing this Agreement, you acknowledge that the Prior Agreements are terminated and cancelled, and release and discharge the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements (except to the extent payments or benefits are due thereunder as of the Retirement Date (as contemplated in clause (iii) of Section 3.a. hereof.

18.NO ASSIGNMENT. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to you.

19.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

21.ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 12 hereof or damages for breach of Section 6, Section 7, Section 8, Section 9, Section 10 or Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Hartford, Connecticut administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of you and the Company, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that the arbitrator determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. You and the Company understand and agree that this arbitration provision is governed by the Federal Arbitration Act, 9, U.S.C., § 1, et seq., and that by entering into this arbitration provision they are waiving their respective rights to bring any dispute or controversy provided for in this Section 21 to court, including any right to a jury trial. You and the Company agree that such arbitration shall be conducted on an individual basis only, not a class or collective basis, and hereby waive any right to bring class wide or collective claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL, SUBJECT TO APPLICABLE LAW.

22.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

23.REPRESENTATIONS. You represent and warrant to the Company that you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms and that you are not a party to any agreement or understanding, written or oral, which could prevent you from entering into this Agreement or performing all of your obligations hereunder.

Very truly yours,

Ian K. Walsh
President and Chief Executive Officer

Acknowledged and Agreed
as of the first date written above:

_______________________
Gregory T. Troy

EXHIBIT A
FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees, shareholders and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Gregory T. Troy (“Executive”), on behalf of himself and the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1.Last Day of Employment. Executive’s last day of employment with Kaman Corporation was January 31, 2021.

2.Consideration. The parties acknowledge that this Agreement and General Release is being executed following January 31, 2021 for good and valuable consideration and in accordance with Section 3.f. of that certain Retirement and Consulting Letter Agreement by and between Executive and Kaman Corporation dated November 16, 2020 (the “Retirement and Consulting Agreement”).

3.Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s General Counsel, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention: General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired without Executive having revoked this Agreement and General Release during the seven (7)-day revocation period provided for herein. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.General Release of Claims. Executive knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees, rights, obligations and liabilities of any kind whatsoever, whether known and unknown, against Employer, that Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

- Title VII of the Civil Rights Act of 1964, as amended;

- The Civil Rights Act of 1991;

- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

- The Employee Retirement Income Security Act of 1974, as amended;

- The Immigration Reform and Control Act, as amended;

- The Americans with Disabilities Act of 1990, as amended;

- The Age Discrimination in Employment Act of 1967, as amended;

- The Older Workers Benefit Protection Act of 1990;

- The Worker Adjustment and Retraining Notification Act, as amended;

- The Occupational Safety and Health Act, as amended;

- The Family and Medical Leave Act of 1993, as amended;

- The Equal Pay Act, as amended;

- The National Labor Relations Act, to the extent permitted by law;

- The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as amended and to the extent permitted by law;

- The Connecticut Fair Employment Practices Act – Conn. Gen. Stat. § 46a-51 et seq., as amended;

- The Connecticut Wage Laws – Conn. Gen. Stat. § 31-58 et seq., as amended;

- The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Conn. Gen. Stat. § 31-290a, as amended;

- The Connecticut Equal Pay Law – Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76, as amended;

- The Connecticut Family and Medical Leave Law – Conn. Gen. Stat. § 31-51kk et seq., as amended;

- The Connecticut Drug Testing Law – Conn. Gen. Stat. § 31-51t et seq., as amended;

- The Connecticut Whistleblower Law – Conn. Gen. Stat. § 31-51m(a) et seq., as amended;
- The Connecticut Free Speech Law – Conn. Gen. Stat. § 31-51q et seq., as amended;

- The Connecticut Age Discrimination and Employee Benefits Law – Conn. Gen. Stat. § 38a-543, as amended;

- The Connecticut Reproductive Hazards Law – Conn. Gen. Stat. § 31-40g et seq., as amended;
- The Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a- 581 et seq., as amended;

- The Connecticut Electronic Monitoring of Employees Law – Conn. Gen. Stat. § 31-48b and d, as amended;

- The Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information – Conn. Gen. Stat. § 42-470 et seq., as amended;

- The Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft – Public Act No. 09-239;

- The Connecticut OSHA, as amended;

- The Connecticut Paid Sick Leave law (originally P.A. 11-52), as amended;

- Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

- Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

- Any public policy, contract, tort, or common law; or

- Any allegation for costs, fees, or other expenses including attorney’s fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s express and vested rights under any pension plan or claims for benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Amounts (as such term is defined in the Retirement and Consulting Agreement); (ii) Executive’s rights under the provisions of the Retirement and Consulting Agreement which are expressly provided to survive termination of employment; (iii) Executive’s rights as a stockholder; and (iv) any rights that Executive has, had, or may have to indemnification, advancement, contribution or defense, however arising, pursuant to and in accordance with applicable law, Employer’s articles of incorporation or by-laws or any applicable liability insurance coverage.

5.No Claims Permitted. Executive waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement and General Release prevents or limits Executive from filing a charge or complaint with, cooperating with or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission, the

National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other self-regulatory agency, legislative body or federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement and General Release does not limit Executive’s ability to report possible violations of applicable laws to the Government Agencies, communicate with any Government Agencies, including providing documents or other information, without notice to Employer. This Agreement and General Release does not limit Employee’s right to receive an award for information provided to any Government Agencies. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, or any claims which cannot be waived by law.

6.Affirmations. Executive affirms Employee has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Executive further affirms that, except for the compensation and other benefits contemplated by the Retirement and Consulting Agreement, the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive. Executive also affirms Executive has no known workplace injuries.

7.Cooperation; Return of Property. Executive agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse Executive for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. Executive represents that Executive has complied with Section 10 of the Retirement and Consulting Agreement regarding the return of property.

8.Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.No Admission of Wrongdoing. Employee agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Retirement and Consulting Agreement which are intended to survive termination of the Retirement and Consulting Agreement, including but not limited to those contained in Sections 6 through 12 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EXECUTIVE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS. EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. EXECUTIVE ACKNOWLEDGES THAT EMPLOYEE IS WAIVING AND RELEASING CLAIMS UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT OF 1967, AS AMENDED.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETIREMENT AND CONSULTING AGREEMENT, WHICH EXECUTIVE AGREES CONSTITUTES GOOD AND VALUABLE CONSIDERATION, EXECUTIVE FREELY, KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL THE EIGHTH (8TH) DAY AFTER EXECUTIVE SIGNS, WITHOUT TIMELY REVOKING, THIS AGREEMENT AND GENERAL RELEASE. NO PAYMENTS DUE TO EXECUTIVE UNDER SECTIONS 3.b. OF THE RETIREMENT AND CONSULTING AGREEMENT SHALL BE MADE OR BEGIN BEFORE THE DATE THIS AGREEMENT AND GENERAL RELEASE BECOMES IRREVOCABLE PURSUANT TO ITS TERMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN CORPORATION EXECUTIVE

By:
Name: Gregory T. Troy
Title: Date:
Date: